Exhibit 4

FIVE YEAR CREDIT AGREEMENT

AMENDMENT NO. 3

Dated as of February 27, 2012

To the Lenders party to the Credit Agreement

    and the Administrative Agent and Issuing Bank referred to below

Ladies and Gentlemen:

Reference is made to the Five Year Credit Agreement, dated as of January 30, 2012 (as amended by that certain Five Year Credit Agreement Amendment No. 1, dated as of February 6, 2012, and that certain Five Year Credit Agreement Amendment No. 2, dated as of February 13, 2012, the “Credit Agreement”), among The Sherwin-Williams Company, an Ohio corporation (the “Company”), the Lenders party thereto (the “Lenders”), Citicorp USA, Inc. (“CUSA”), as Administrative Agent (in such capacity the “Administrative Agent”), and as Issuing Bank (in such capacity, the “Issuing Bank”). Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Credit Agreement.

The Company hereby requests that the Credit Agreement be amended as provided below.

Section 1. Credit Agreement Amendment. The parties agree that, subject to the satisfaction of the conditions precedent to effectiveness set forth below:

(i) The paragraph immediately following the preamble of the Credit Agreement is hereby amended by deleting the reference to “$300,000,000” therein and substituting “$500,000,000” therefor.

(ii) The Credit Agreement is hereby amended by deleting Schedule 2.01 and substituting therefor Schedule 2.01 attached hereto.

Section 2. Conditions to Effectiveness. Section 1 of this amendment (this “Amendment”) shall be effective (the “Effective Date”) as of the date hereof when and if:

(i) the Company and each Lender shall have executed and delivered to the Administrative Agent executed counterparts of this Amendment;

(ii) the Administrative Agent shall have received one or more counterparts of an amendment to the Fee Letter, dated as of February 27, 2012 (the “Fee Letter Amendment”), duly executed by the Company, CUSA and Citibank, N.A.;

(iii) the Administrative Agent shall have received documents and certificates relating to (a) the organization, existence and good standing of the Company, (b) the authorization of the execution, delivery and performance by the Company of this Amendment, the Fee Letter Amendment, the borrowing of Loans under the Credit Agreement, as amended hereby, and the issuance and modification of the Letter of Credit for the account of the Company under the Credit Agreement, as amended hereby, (c) the incumbency of the persons executing this Amendment and the Fee Letter Amendment on behalf of the Company and (d) any other legal matters relating to the Company, this Amendment, the Fee Letter Amendment or other transactions reasonably requested by the Administrative Agent or the Lenders, all in form and substance satisfactory to the Administrative Agent;

(iv) the Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Effective Date) of (i) L.E. Stellato, Senior Vice President, General Counsel and Secretary of the Company, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) Jones Day, in form and substance reasonably satisfactory to the Administrative Agent; and

(v) the representations and warranties of the Company set forth in Section 3 below shall be true and correct on and as of the Effective Date as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 3. Representations and Warranties. The Company represents and warrants that (i) the representations and warranties contained in Article III of the Credit Agreement, as amended hereby (with each reference therein to “this Agreement,” “hereunder” and words of like import referring to the Credit Agreement being deemed to be a reference to this Amendment and the Credit Agreement, as amended hereby, and to the Fee Letter Amendment and the Fee Letter, as amended by the Fee Letter Amendment), are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (ii) no event has occurred and is continuing, or would result from the execution and delivery of this Amendment or the Fee Letter Amendment, that constitutes a Default.

Section 4. Effect on the Credit Agreement. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement, or constitute a waiver of any provision of the Credit Agreement. Except as expressly amended above, the Credit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Amendment shall be binding on the parties hereto and their respective successors and permitted assigns under the Credit Agreement.

Section 5. Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto, and all reasonable costs and expenses (including, without limitation, counsel fees and expenses), if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment or such other instruments and documents. In addition but subject to the terms and conditions of the Credit Agreement, the Company agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and any other instruments and documents to be delivered hereunder, and agrees jointly and severally to save the Lenders and the Administrative Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

Section 6. Miscellaneous. This Amendment shall constitute a Loan Document and shall be subject to the provisions of Article IX of the Credit Agreement, each of which is incorporated by reference herein, mutatis mutandis.

If you consent and agree to the foregoing, please evidence such consent and agreement by (i) executing and returning a counterpart to this Amendment by facsimile or e-mail to William Westbrook (fax no. 404-572-5100 / e-mail: wwestbrook@kslaw.com) no later than 5:00 p.m., New York City time, on February 27, 2012 and (ii) thereafter executing and returning three original counterparts to this Amendment by overnight mail to King & Spalding LLP, 1180 Peachtree Street, NE, Atlanta, GA, 30309, Attention: William Westbrook.

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Very truly yours,

THE SHERWIN-WILLIAMS COMPANY

By  /s/ Cynthia D. Brogan

      Name: Cynthia D. Brogan

      Title: Vice President and Treasurer

Credit Agreement Amendment No. 3

The undersigned hereby consent

and agree to the foregoing:

CITICORP USA, INC.,

individually, as Administrative Agent

and as the Issuing Bank

By  /s/ David Jaffe

Name: David Jaffe

Title: Vice President

CITIBANK, N.A.,

individually, as a Lender

By  /s/ David Jaffe

Name: David Jaffe

Title: Vice President

Credit Agreement Amendment No. 3

Schedule 2.01

Commitments

A. During the period from and including the date of the Credit Agreement to but excluding February 6, 2012.

Lender	Commitment
Citibank, N.A.	$100,000,000

Total	$100,000,000

B. During the period from and including February 6, 2012 to but excluding February 13, 2012.

Lender	Commitment
Citibank, N.A.	$200,000,000

Total	$200,000,000

C. During the period from and including February 13, 2012 to but excluding February 27, 2012.

Lender	Commitment
Citibank, N.A.	$300,000,000

Total	$300,000,000

D. During the period from and including February 27, 2012 to but excluding the Maturity Date.*

Lender	Commitment
Citibank, N.A.	$500,000,000

Total	$500,000,000

*	As such Commitment may be reduced from time to time or terminated in accordance with the terms of the Credit Agreement.